Exhibit 99.1

Block Communications, Inc. Reports First Quarter 2005 Results

Toledo, OH—Wednesday May 11, 2005
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended March 31, 2005.

     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 146,000 basic cable subscribers at March 31, 2005, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 128,300 subscribers. The Erie County system is located in Sandusky, Ohio; both systems have been 100% rebuilt to 870 MHz. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 372,200 and 581,900, respectively as of March 31, 2005. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a commercial telecom business and a home security business.

     For the first quarter ended March 31, 2005, the Company had net revenues of $105.1 million, a decrease of $363,000, or 0.3%, as compared to the same period of the prior year. This decrease was attributable to revenue declines in publishing, broadcasting, and other communications, partially offset by cable revenue growth.

     Cable revenue for the quarter was $30.9 million, an increase of $1.2 million, or 4.2%, as compared to the same period of 2004. The increase in cable revenue was principally the result of an increase of $4.30, to $70.59, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per data customer of $42.00 decreased $2.08 as compared to the first quarter of 2004. The decrease in high-speed data average revenue resulted from packaging discounts and promotional offers, along with the launch of lower speed and lower-priced tiers designed to compete against dial-up internet and DSL services. For the quarter ended March 31, 2005, average monthly digital revenue per digital home was $17.08, an increase of $2.56 as compared to the same period of the prior year. The increase in the average digital revenue resulted from an increase in the monthly digital cable service charge, increases in Video on Demand purchases due to greater market awareness, and a greater number of high-definition converters and DVR converters deployed during the first quarter of 2005, partially offset by packaging discounts and promotional offers. The discounts and promotional offers were continued throughout the first quarter of 2005 due to the increasingly competitive environment, primarily in the Toledo market. During the quarter, Buckeye-TEL, our residential telephone service, was launched in the Toledo market. As of March 31, 2005, our residential telephone subscribers did not have a significant impact on cable revenue.

     Revenue generating units increased in the high-speed data and digital categories during the three-month period ended March 31, 2005. The net increase in high-speed data subscribers totaled 3,094 and the net increase in digital homes totaled 2,141, during the quarter. This resulted in 40,796 high-speed data subscribers and 52,866 digital homes as of March 31, 2005. Basic subscribers at the end of the period totaled 145,980, a net increase of 29 during the first quarter of 2005. Buckeye CableSystem recognized a net increase of 40 basic subscribers, while the Erie County system recognized a net decrease of 11 basic subscribers. As of March 31, 2005, we had 658 Buckeye telephone subscribers.

     Publishing revenue for the quarter was $60.1 million, a decrease of $846,000, or 1.4%, as compared to the first quarter of 2004. The decrease consisted of a $221,000, or 0.5%, decrease in advertising revenue due primarily to a decrease in national advertising of $1.3 million, or 15.9%, partially offset by increases in retail, classified, and internet advertising of $228,000, or 1.0%, $90,000, or 0.5%, and $327,000, or 47.1%, respectively. Other advertising revenue increased $430,000. Circulation revenue decreased $608,000, or 5.0%, as compared to the same period of 2004, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. Other revenue, which consists of third party and total market delivery, was consistent with the same quarter of the previous year.

     Broadcasting revenue for the quarter was $9.1 million, a decrease of $619,000, or 6.4%, as compared to the three months ended March 31, 2004. The decrease in broadcasting revenue was due to decreases in all advertising revenue classifications. Local, national, and political advertising decreased $60,000, $330,000, and $419,000, respectively, partially offset by a decrease in agency commissions of $69,000. Other revenue, which consists of network, production and trade, increased $121,000 as compared to the same period of the prior year.

     Other communications revenue for the quarter was $5.0 million, a decrease of $145,000, or 2.8%, as compared to the same period of the prior year. Telecom revenue for the quarter was $4.3 million, a decrease of $141,000, due primarily to a decrease in carrier access billings, long-distance revenue and reciprocal compensation of $172,000, $65,000, and $34,000, respectively. These decreases were partially offset by an increase in competitive access and local exchange/switched service revenue of $147,000, due to the net addition of 134 telecom customers, representing a 19.2% increase in the customer base. Revenue from the home security business was consistent with the prior year.

     Operating expenses for the quarter were $107.5 million, an increase of $864,000, or 0.8%, as compared to the first quarter of 2004. The increase in operating expenses was attributable to increased cable expenses, partially offset by decreased publishing, broadcasting, other communications, and corporate general and administrative expenses.

     Cable cost of revenue was $22.7 million, an increase of $1.6 million, or 7.8%, as compared to the same period of the prior year. The increase was primarily due to a $789,000, or 9.8%, increase in depreciation expense resulting from the capital expenditures required for the rollout of advanced products, the Erie County rebuild, and the acceleration of depreciation of analog converters. Cost of revenue further increased due to a $239,000, or 3.1%, increase in basic programming expenses, a $106,000, or 17.1%, increase in cable modem associated expenses, and a $296,000, or 52.7%, increase in programming expenses for the digital tier. Technical and network operation expenses increased $127,000 and $47,000, respectively, due to the launch of Buckeye-TEL, our residential telephone service, during the first quarter of 2005. Basic cable programming expenses increased due to price increases from programming suppliers. Cable modem expenses increased as a result of additional customer service representatives and network and product improvements implemented in response to subscriber growth. Programming expense for the digital tier increased due to increases in digital carriage fees and an increase in the number of digital subscribers as compared to the same quarter of the prior year.

     Cable selling, general & administrative expense was $6.6 million, an increase of $568,000, or 9.4%. General and administrative expenses increased $490,000, or 13.8%, due to an increase of $54,000 recorded in the loss on disposal of assets, increases of $122,000 in medical expense due to negative trending, and additional administrative expenses of $234,000 due to the launch of Buckeye-TEL. Information services and business operations expense increased $53,000 and $65,000, respectively, due to the launch of residential telephone service.

     Publishing cost of revenue was $45.7 million, an increase of $967,000, or 2.2%, over the three months ended March 31, 2004. The increase was partially due to a $121,000, or 1.6%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $44.34, or 8.9%, partially offset by a decrease in consumption of 7.0%, due primarily to the web-width reduction at the Pittsburgh Post-Gazette. Cost of revenue further increased due to increases in circulation, advertising sales department, and depreciation expense of $273,000, $119,000, and $389,000, respectively. Depreciation expense increased due to the capital improvement projects primarily at the Post-Gazette.

     Publishing selling, general and administrative expense was $17.9 million, a decrease of $1.6 million, or 8.0%, primarily due to decreases in the Post Gazette’s workers’ compensation costs of $2.1 million, as compared to the first quarter of 2004. The publishing group also recognized savings in health insurance related expense of $78,000. These overall savings were offset by increases in other post-employment benefits and pension expense of $412,000 and $166,000, respectively. Workers’ compensation expense decreased as compared to the same period of the prior year due to improvements in overall claim management and a decrease in the average dollar value associated with outstanding claims.

     Broadcasting cost of revenue was $5.7 million, a decrease of $19,000, or 0.3%, from the same period of the prior year, primarily due to decreases in broadcast film amortization and depreciation expense of $38,000 and $66,000, respectively. Other departmental expenses reported favorable variances due to tight budgetary controls. These decreases were partially offset by increases in news, engineering and programming departmental expenses of $78,000, $14,000, and $15,000, respectively.

     Broadcasting selling, general and administrative expense was $3.4 million, an increase of $11,000, or 0.3%, due to a $30,000, or 1.5%, increase in general administrative expenses attributable to employee benefit costs. These administrative increases were partially offset by a decrease in selling and promotion expenses of $19,000, or 1.5%, due to tight budgetary controls.

     Other communications cost of revenue was $2.4 million, an increase of $131,000, or 5.6%, from the same period of 2004. Telecom cost of revenue increased $152,000, or 7.8%, due primarily to an increase in depreciation, internet, and technical expenses of $128,000, $55,000, and $62,000, respectively. These increases were partially offset by decrease in long-distance expense of $103,000. Home security alarm system sales and monitoring cost of revenue decreased $21,000, or 5.5%, due to tight expense controls.

     Other communications selling, general and administrative expense was $1.9 million, a decrease of $213,000, or 10.1%. Telecom selling, general and administrative expense decreased $248,000, or 13.9%, due primarily to a decrease in marketing, bad debt expense, and a decrease in gross receipts tax of $84,000, $163,000, and $68,000, respectively. These decreases were partially offset by increases in sales and billing expenses of $48,000 and $42,000, respectively. Selling, general and administrative expenses for our residential security business increased $35,000, or 11.3%, due to increase in sales expense of $23,000 and general inflationary factors.

     Operating loss increased $1.2 million, to $2.5 million, as compared to the three months ended March 31, 2004. Cable operating income decreased $952,000, or 37.1%, due to increases in programming expenses, operational and administrative expenses related to the launch of residential telephone service and increased depreciation expense, partially offset by revenue growth generated from rate increases and continued rollout of advanced services. Publishing operating loss increased $259,000, or 7.9%, primarily due to a decrease in advertising and circulation revenues. The increase in operating loss is also attributable to increased newsprint and departmental expenses, partially offset savings in workers’ compensation. Broadcasting operating income decreased $611,000, or 117.1%, due to decreases in advertising revenue, primarily national and political advertising, and flat operating expenses. Other communications operating income decreased $62,000, or 8.8%, due to revenue declines in both operating units, partially offset by decreased telecom operating expenses. Finally, the operating loss attributable to corporate expenses decreased $657,000, or 37.5%, due to overall decreases in legal and professional fees of $286,000 and a decrease in amortization expense of $103,000 due to the expiration of various non-compete agreements. Other general and administrative expenses reported a favorable variance of $262,000 due to tight general cost controls.

     Our non-operating income and expense consist of interest expense, investment income, change in fair value of interest rate swaps, and any non-recurring items that are not directly related to our primary operations. Net non-operating expense decreased $5.2 million, or 57.7%, as compared to the three months ended March 31, 2004. Interest expense increased $1.5 million, or 31.9%, due primarily to an increase in the effective interest rate. The income attributable to the change in the fair value of our non-hedge interest rate swaps increased $6.9 million as compared to 2004 due to the specific swaps in effect during the two periods and changes in the interest rate environment. Investment income decreased $166,000 due to the performance of company owned life insurance company stock during the two quarters ending March 31, 2005 and 2004.

     For the three months ended March 31, 2005, we reported a net loss of $6.3 million, compared to a net loss of $10.5 million reported for the same period of the prior year. This decrease in net loss is primarily due to a favorable variance of $6.9 million on the change in fair value of interest-rate swaps, partially offset by an increase in interest expense of $1.5 million and an increase in operating loss of $1.2 million. Furthermore, the provision for income taxes was $16,000 for the first quarter of 2005 compared to a provision for income taxes of $211,000 for the same quarter of the previous year.

     Depreciation and amortization increased $1.1 million, or 8.8%, as compared to the same period of the prior year. The increase was primarily due to an increase in cable operations depreciation expense of $789,000 due to the acceleration of depreciation on analog converters beginning in the second quarter of 2004 and the recognition of a full year of depreciation on the Erie County rebuild, which was completed during the second quarter of 2004. In addition, publishing depreciation increased $389,000 due to the capital improvement projects primarily at the Post-Gazette. These increases were partially offset by a decrease in corporate amortization expense of $103,000, due to the expiration of various non-compete agreements.

     Adjusted EBITDA decreased $341,000, or 2.9%, as compared to the first quarter of 2004. A reconciliation of adjusted EBITDA to net loss is provided below. The adjusted EBITDA originally reported for the first quarter of 2004 has been increased by $498,000 due to the implementation of FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. During the third quarter of 2004, we elected retroactive application to the date of enactment of FAS 106-2 and remeasured the plans’ accumulated postretirement benefit obligation (APBO) to include the effects of the subsidy as of December 31, 2003. This remeasurement resulted in a reduction of the plans’ APBO and reduced the net periodic non-pension postretirement benefit cost for the entire 2004 fiscal year. Accordingly, we have adjusted EBITDA for the first two quarters of 2004 to recognize the reduction in benefit cost.

     Adjusted EBITDA as a percentage of revenue for the quarter ended March 31, 2005 decreased to 11.0% from 11.3% for the quarter ended March 31, 2004. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the decreases in revenue from all operations, excluding cable, and increases in cable operating expense. Net loss as a percentage of revenue was 6.0% as of March 31, 2005, as compared to net loss as a percentage of revenue at March 31, 2004 of 10.0%. This is primarily due to the favorable variance on the change in fair value of interest rate swaps, offset by the increase in interest expense.

Liquidity and capital resources

     Capital expenditures totaled $8.1 million and $13.2 million, including capital leases, for the three months ended March 31, 2005 and March 31, 2004, respectively. Capital expenditures during the first quarter of 2005 were used primarily to rollout advanced cable services, including residential telephony, continue the Pittsburgh Post-Gazette facility upgrade, and further our digital conversion at our broadcast properties. Capital expenditures in 2004 were used primarily in the rebuild of the Erie County Cable system, the Post-Gazette facility upgrade, and the maintenance of other operating assets. We expect to make capital expenditures of $31.3 million in the last three quarters of 2005. These include the continued rollout of advanced cable services, completion of the Pittsburgh Post-Gazette production facility upgrade, and various other improvements to our operations.

     As of March 31, 2005, the Company had $6.9 million in cash and cash equivalents and long-term funded debt of $261.4 million, excluding letters of credit and the $1.3 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing March 31, 2005 was 4.07 to 1.0. Please refer to the reconciliation of adjusted EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing March 31, 2005 was 41.6 to 1.0.

     For additional information on our first quarter 2005 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com .

Conference Call Information

     The Company will host a conference call to discuss its first quarter 2005 results on Thursday, May 12, 2005 beginning at 3:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 888-219-1273 beginning May 12, 2005 at 6:00 p.m. Eastern Time Zone until May 19, 2005 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended March 31, 2005 and 2004. A reconciliation of net loss to adjusted EBITDA is provided for the quarters ended March 31, 2005, March 31, 2004 and the twelve months ended December 31, 2004.

Block Communications, Inc., and Subsidiaries

		Three Months Ended March 31,
	2005		2004

Results of Operations
Revenue:
Publishing	$60,082,146	57.2%	$60,928,375	57.8%
Cable	30,912,074	29.4	29,665,392	28.1
Broadcasting	9,096,828	8.7	9,715,342	9.2
Other communications	4,988,456	4.7	5,133,073	4.9

	105,079,504	100.0	105,442,182	100.0

Expense:
Cost of revenue:
Publishing	45,687,014	43.5	44,719,958	42.4
Cable	22,669,588	21.6	21,039,546	20.0
Broadcasting	5,747,075	5.5	5,765,657	5.5
Other communications	2,449,175	2.3	2,318,375	2.2

	76,552,852	72.9	73,843,536	70.0

Selling, general & administrative expense:
Publishing	17,935,799	17.1	19,490,307	18.5
Cable	6,628,303	6.3	6,059,849	5.7
Broadcasting	3,438,866	3.3	3,428,144	3.3
Other communications	1,887,911	1.8	2,100,864	2.0
Corporate expenses	1,095,518	1.0	1,752,212	1.7

	30,986,397	29.5	32,831,376	31.1

	107,539,249	102.3	106,674,912	101.2

Operating loss	(2,459,745)	-2.3	(1,232,730)	-1.2

Nonoperating income (expense):
Interest expense	(6,148,344)		(4,662,529)
Change in fair value of interest rate swaps	2,318,461		(4,582,656)
Investment income	(25,358)		140,525

	(3,855,241)		(9,104,660)

Loss before income taxes and minority interest	(6,314,986)		(10,337,390)
Provision for income taxes	16,111		210,548
Minority interest	49,595		16,470

Net loss	(6,281,502)		(10,531,468)

Add:
Interest expense	6,148,344		4,662,529
Provision for income taxes	16,111		210,548
Depreciation	13,301,886		12,066,116
Amortization of intangibles and deferred charges	668,962		772,438
Amortization of broadcast rights	1,515,320		1,552,166
Loss on disposal of property and equipment	289,731		239,654
Change in fair value of interest rate swaps	(2,318,461)		4,582,656

Less:
Payments on broadcast rights	(1,761,131)		(1,634,272)

Adjusted EBITDA	$11,579,260		$11,920,367

Block Communications, Inc., and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

			Three months ended March 31, 2005

Net income (loss)	$(3,581,299)	$1,614,609	$(32,802)	$635,259	$(4,917,269)	$(6,281,502)
Adjustments to net income (loss):
Interest expense	40,647	—	—	—	6,107,697	6,148,344
Provision for income taxes	—	—	—	16,111	—	16,111
Depreciation	2,658,130	8,833,208	620,059	1,190,489	—	13,301,886
Amortization of intangibles & deferred charges	89,143	184,891	4,235	—	390,693	668,962
Amortization of broadcast rights	—	64,111	1,451,209	—	—	1,515,320
Film payments	—	(69,885)	(1,691,246)	—	—	(1,761,131)
(Gain) loss on disposal of assets	(17,136)	302,811	(5,163)	9,219	—	289,731
Change in fair value of derivatives	—	—	—	—	(2,318,461)	(2,318,461)

Adjusted EBITDA	$(810,515)	$10,929,745	$346,292	$1,851,078	$(737,340)	$11,579,260

			Three months ended March 31, 2004

Net income (loss)	$(3,572,280)	$2,566,526	$538,759	$713,834	$(10,778,307)	$(10,531,468)
Adjustments to net income (loss):
Interest expense	70,463	—	—	—	4,592,066	4,662,529
Provision (credit) for income taxes	220,023	—	—	—	(9,475)	210,548
Depreciation	2,268,938	8,043,904	686,232	1,067,042	—	12,066,116
Amortization of intangibles & deferred charges	89,143	184,891	4,235	—	494,169	772,438
Amortization of broadcast rights	—	62,737	1,489,429	—	—	1,552,166
Film payments	—	(58,439)	(1,575,833)	—	—	(1,634,272)
(Gain) loss on disposal of assets	(9,500)	249,123	(200)	231	—	239,654
Change in fair value of derivatives	—	—	—	—	4,582,656	4,582,656

Adjusted EBITDA	$(933,213)	$11,048,742	$1,142,622	$1,781,107	$(1,118,891)	$11,920,367

			Year ended December 31, 2004

Net income (loss)	$(2,012,801)	$5,487,258	$2,150,200	$2,247,824	$(14,642,829)	$(6,770,348)
Adjustments to net income (loss):
Interest expense	207,359	—	—	—	19,761,143	19,968,502
Provision (credit) for Income tax expense	1,387,000	3,110,000	958,237	(161,000)	(5,348,259)	(54,022)
Depreciation	9,754,281	32,612,117	2,562,061	4,460,517	—	49,388,976
Amortization of intangibles & deferred charges	356,567	739,563	16,940	—	1,715,043	2,828,113
Amortization of broadcast rights	—	245,278	5,988,386	—	—	6,233,664
Film payments	—	(243,020)	(6,079,578)	—	—	(6,322,598)
(Gain) loss on disposal of assets	425,474	2,979,066	85,012	(3,879)	—	3,485,673
Change in fair value of derivatives	—	—	—	—	(4,238,437)	(4,238,437)

Adjusted EBITDA	$10,117,880	$44,930,262	$5,681,258	$6,543,462	$(2,753,339)	$64,519,523